EXHIBIT (H)(4)

         ADMINISTRATIVE SERVICES AGREEMENT FOR CASH RESERVE PORTFOLIO
         -----------------------------------------------------------


                      ADMINISTRATIVE SERVICES AGREEMENT


ADMINISTRATIVE SERVICES AGREEMENT, dated as of May 1, 1999, by and between Principal Preservation Portfolios, Inc., a Maryland corporation (the "Corporation"), and B.C. Ziegler and Company,, a Wisconsin corporation (the "Administrator").

                             W I T N E S S E T H:

WHEREAS, the Corporation is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder, the "1940 Act");
WHEREAS, the authorized shares of Common Stock (par value $0.001 per share) of the Corporation (the "Shares") are divided into separate series, including those specified on Schedule A hereto (the "Series"); and

WHEREAS, the Corporation wishes to engage the Administrator to provide certain administrative and management services, and the Administrator is willing to provide such administrative and management services to the Corporation and the Series, on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

  1.   Duties of the Administrator.  Subject to the general direction and
       ----------------------------
control of the Board of Directors of the Corporation, the Administrator shall perform such administrative and management services as may from time to time be reasonably requested by the Corporation with respect to the Series specified on Schedule A hereto, which shall include without limitation: (a) providing office space, equipment and clerical personnel necessary for maintaining the organization of the Corporation and for performing the administrative and management functions herein set forth; (b) arranging, if desired by the Corporation, for directors, officers and employees of the Administrator to serve as directors, officers or agents of the Corporation if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law; (c) supervising the overall administration of the Corporation, including negotiation of contracts and fees with and the monitoring of performance and billings of the Corporation's independent contractors or agents; (d) preparing and, if applicable, filing all documents required for compliance by the Corporation with applicable laws and regulations, including registration statements, registration fee filings, prospectuses and statements of additional information, semi-annual and annual reports to shareholders, proxy statements and tax returns; (e) preparation of agendas and supporting documents for and minutes of meetings of the Board of Directors, committees thereof and shareholders; and (f) maintaining books and records of the Corporation. In the performance of its duties under this Agreement, the Administrator will comply with the provisions of the Articles of Incorporation and By-Laws of the Corporation and the stated investment objective, policies and restrictions of the respective Series, and will use its best efforts to safeguard and promote the welfare of the Corporation, and to comply with other policies which the Board of Directors may from time to
time determine.   Notwithstanding the foregoing, the Administrator shall not be deemed to have assumed any duties with respect to, and shall not be responsible for, the management of the Corporation's assets or the rendering of investment advice and supervision with respect thereto or the distribution of Shares of the Series, nor shall the Administrator be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent, custodian or shareholder servicing agent of the Corporation, or for any service whatsoever to any series of the Corporation other than those specified on Schedule A hereto.

  2.   Books and Records.  In compliance with the requirements of Rule 31a-3
       -----------------
under the 1940 Act, the Administrator hereby agrees that all records which it maintains for the Corporation are the property of the Corporation and further agrees to surrender promptly to the Corporation any such records upon the Corporation's request.

  3.   Liaison with Accountants.  The Administrator shall act as liaison with
       ------------------------
the Corporation's independent public accountants and shall provide, upon request, account analyses, fiscal year summaries and other audit-related schedules. The Administrator shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as such may be required by the Corporation from time to time.

  4.   Allocation of Charges and Expenses.  The Administrator shall pay the
       ----------------------------------
entire salaries and wages of all of the Corporation's directors, officers and agents who devote part or all of their time to the affairs of the Administrator or its affiliates, and the wages and salaries of such persons shall not be deemed to be expenses incurred by the Corporation for purposes of this Section 4. Except as provided in the foregoing sentence, the Administrator shall not pay other expenses relating to the Corporation including, without limitation, compensation of directors not affiliated with the Administrator; governmental fees; interest charges; taxes; membership dues in the Investment Company Institute allocable to the Corporation; fees and expenses of the Corporation's independent auditors, of legal counsel and of any transfer agent, distributor, shareholder servicing agent, registrar or dividend disbursing agent of the Corporation; expenses of distributing and redeeming Shares and servicing shareholder accounts; expenses of preparing, printing and mailing prospectuses and statements of additional information, reports, notices, proxy statements and reports to shareholders and governmental officers and commissions; expenses of preparing and mailing agendas and supporting documents for meetings of the Board of Directors and committees thereof; expenses connected with the execution, recording and settlement of portfolio security transactions; insurance premiums; fees and expenses of the Corporation's custodian for all services to the Corporation, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating the net asset value of Shares of the Corporation; expenses of shareholder meetings; and expenses relating to the issuance, registration and qualification of Shares of the Corporation.

  5.   Compensation of Administrator.  For the services to be rendered and
       -----------------------------
the facilities to be provided by the Administrator hereunder, the Corporation shall pay to the Administrator an administrative fee for each Series as specified on Schedule A hereto.

  6.   Limitation of Liability of the Administrator.  The Administrator shall
       --------------------------------------------
not be liable for any error of judgment or mistake of law or for any act or omission in the administration or management of the Corporation or the performance of its duties hereunder, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of the reckless disregard of its obligations and duties hereunder. As used in this
Section 6, the term "Administrator" shall include Ziegler Asset Management, Inc. and/or any of its affiliates and the directors, officers and employees of Ziegler Asset Management, Inc. and/or any of its affiliates.

  7.   Activities of the Administrator.  The services of the Administrator to
       -------------------------------
the Corporation are not to be deemed to be exclusive, the Administrator being free to render administrative and/or other services to other parties. It is understood that directors, officers, and shareholders of the Corporation are or may become interested in the Administrator and/or any of its affiliates, as directors, officers, employees, or otherwise, and that directors, officers and employees of the Administrator and/or any of its affiliates are or may become similarly interested in the Corporation and that the Administrator and/or any of its affiliates may be or become interested in the Corporation as a shareholder or otherwise.

  8.   Termination.  This Agreement may be terminated at any time, without
       -----------
the payment of any penalty, by either party, in each case on not more than 60 days' nor less than 30 days' written notice to the other party.

  9.   Subcontracting by the Administrator.  The Administrator may
       -----------------------------------
subcontract for the performance of its obligations hereunder with any one or more persons; provided, however, that the Administrator shall not enter into
              --------  --------
any such subcontract unless the Board of Directors of the Corporation shall have approved such subcontract and found the subcontracting party to be qualified to perform the obligations sought to be subcontracted and provided,
                                                                    --------
further, that, unless the Corporation otherwise expressly agrees in writing,
-------
the Administrator shall be as fully responsible to the Corporation for the acts and omissions of any subcontractor as it would be for its own acts or omissions.

  10.  Further Actions.  Each party agrees to perform such further acts and
       ---------------
execute such further documents as are necessary to effectuate the purposes hereof.

  11.  Amendments.  No provision of this Agreement may be changed, waived,
       ----------
discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought and no material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the Corporation or the Series, as the case may be.

  12.  Governing Law.  This Agreement shall be construed and governed by the
       -------------
laws of the State of Wisconsin.

  13.  Miscellaneous.  This Agreement embodies the entire agreement and
       -------------
understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors, to the extent permitted by law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written.

                           PRINCIPAL PRESERVATION PORTFOLIOS, INC.


                           By:   ---------------------------------------
                                 Robert J. Tuszynski, President


                           B.C. ZIEGLER AND COMPANY


                           By:   ---------------------------------------
                                 Robert J. Tuszynski, Senior Vice President


                                  SCHEDULE A

                                  ----------


          SERIES            EFFECTIVE DATE              COMPENSATION
          -------           --------------              ------------
1.  Cash Reserve Portfolio    May 1, 1999         At an annual rate of 0.15% of
                                                  average daily net assets up to
                                                  $200 million, and 0.10% of
                                                  such assets over $200 million,
                                                  to a flat rate of 0.15% of
                                                  average daily net assets.